CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement of Pioneer High Yield Fund on Form N-1A (the "Registration Statement") of our report dated December 17, 1999, relating to the financial statements and financial highlights of Third Avenue High Yield Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Class A, Class B, Class C and Class Y Prospectuses of Pioneer High Yield Fund, which constitute part of this Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Class A, Class B and Class C Prospectus.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
February 14, 2000